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                                                                   EXHIBIT 10.47

                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

         This Amendment No. 1 to the Employment Agreement by and between Bway Corporation (the "Company") and Jean-Pierre M. Ergas ("Executive") (collectively, the "Parties"), is entered into and effective as of the 1st of January, 2002 (the "Effective Date").

         WHEREAS, Executive is currently employed as Chief Executive Officer and Chairman of the Board of Directors of the Company pursuant to an Employment Agreement between the Company and Executive effective January 1, 2000 (the "Employment Agreement");

         WHEREAS, the Company and Executive have agreed to modify certain terms and conditions of Executive's employment as set forth in the Employment Agreement; and

         WHEREAS, the Company and Executive desire to modify the Employment Agreement, which modification shall be contemporaneous with the effectiveness of this Amendment No. 1 to the Employment Agreement (the "Amendment");

         NOW, THEREFORE, the Parties agree:

         1. Section 3(a) of the Employment Agreement shall be amended and restated to read as follows:

                  (a) During the Employment Period, Executive's base salary shall be $500,000 per annum or such higher rate as the Board designates from time to time (the "Base Salary"). The Base Salary shall be payable in regular installments in accordance with the Company's general payroll practices. The Board shall review Executive's performance in January 2002 and at the end of each twelve month period thereafter during the Employment Period. Based on such review, the Board may, in its sole discretion, increase or decrease the Base Salary (but not below $500,000). Following the end of each fiscal year during the Employment Period, the Board may award the Executive a bonus for such year based on Executive's performance, the amount of which will be determined by the Board in its sole judgment. Executive's "target" under the Company's Officer Incentive Plan shall be sixty percent (60%) of Base Salary.

         2. Section 4 of the Employment Agreement shall be amended and restated to read as follows:

                  4. Term.
                     ----

                  (a) The Employment Period shall end on December 31, 2004; provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, death or permanent disability or incapacity (as determined by the Board in its good faith judgment) and (ii) the Employment Period may be terminated by the Company at any time before or after such date for Cause (as defined below) or without Cause. Notwithstanding anything in this Section 4(a) to the contrary, the Employment Period shall continue after December 31, 2004 on a year to year basis unless either Party hereto provides the other Party with prior written notice of its desire to terminate this Agreement. The expiration of the Employment Period and/or the Company's decision not to renew this Agreement at the end of any one year period following December 31, 2004 shall not constitute a termination by the Company without Cause.

                  (b) If the Employment Period is terminated (or deemed terminated under Section 4(e) hereof) by the Company without Cause prior to December 31, 2004, subject to the limitations set forth below, the Company shall (i) pay Executive his Base Salary in accordance with the Company's normal

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     payroll practices until the later of (A) December 31, 2004, or (B) the second anniversary of the date of such termination, (ii) pay Executive, to the extent not otherwise paid, his "target" bonuses in respect of fiscal year 2002 and the fiscal year in which his employment is terminated (or if his target bonuses have not yet been set for either of such fiscal years, an amount equal to 60% of his Base Salary at the date of termination in lieu of the "target" bonus for either such fiscal years), to be paid within ninety (90) days after the date of termination, (iii) reimburse Executive's COBRA premium under the Company's group health plan and dental plan (if any) on a monthly basis for the lesser of (A) the period in which Executive is eligible to receive such continuation coverage, or (B) eighteen (18) months (the "COBRA Period"), and (iv) upon expiration of the COBRA Period, procure individual medical and dental insurance policies for Executive on substantially similar terms as the coverage provided by the Company on the date of termination until the later of (A) December 31, 2004, or (B) the second anniversary of the date of termination (such benefits as set forth in the preceding sub-clauses (i) - (iv) to be referred to as the "Separation Benefits"). In any event, the aggregate payments to Executive as a result of the termination (or deemed termination) of the Employment Period by the Company without Cause shall not be less than the sum of his annual Base Salary at the rate in effect on the date of termination, his "target" bonus for the fiscal year in question at the date of termination, and one year's coverage under a medical and dental insurance policy. The amounts payable pursuant to this Section 4(b) shall be reduced by the amount of any compensation Executive receives with respect to any other employment during the period in which the Company is making such payments to Executive or, in the event the Employment Period is terminated as a result of Executive's permanent disability or incapacity, by the amount Executive receives with respect to any Company disability policy. Upon request from time to time, Executive shall furnish the Company with a true and complete certificate specifying any such compensation due to or received by him. Executive has no obligation to seek employment during the period that he is receiving compensation pursuant to this Section 4(b).

                  The Separation Benefits shall constitute full satisfaction of the Company's obligations under this Agreement. The Company's obligation to provide the Separation Benefits to Executive shall be conditioned upon (i) Executive's execution of a Separation and Release Agreement in a form acceptable to the Company whereby Executive releases the Company from any and all liability and claims of any kind, and (ii) Executive's compliance in all material respects with the provisions of Sections 5, 6, and 7 hereof. The Company's obligation to provide the Separation Benefits to Executive shall terminate immediately upon any breach by Executive of any post-termination obligations to which he is subject.

                  (c) Except as provided in Sections 11 and 12 below (to the extent applicable), if (i) the Employment Period is terminated by the Company for Cause, (ii) the Employment Period is terminated as a result of Executive's death, (iii) the Employment Period expires or the Company decides not to renew this Agreement at the end of any one year period following December 31, 2004, or (iv) Executive resigns and such resignation does not constitute a resignation under Section 4(e)(ii) below, then Executive (or, in the case of Executive's death, Executive's estate) shall be entitled to receive his Base Salary through the date of termination.

                  (d) Except as provided in Sections 4(b), 11 (to the extent due and payable by the Company pursuant to the terms hereof) and 12 (to the extent due and payable by the Company pursuant to the terms hereof), all of Executive's rights to fringe benefits and bonuses hereunder (if any) accruing after the termination of the Employment Period shall cease upon such termination, except for benefits required by United States law.

                  (e) Notwithstanding anything in Section 4(c) to the contrary, the Company shall be deemed to have terminated the Employment Period without Cause in the event that (i) Executive is no longer Chief Executive Officer or is asked to report other than directly to the Board, (ii) Executive resigns as a result of any other material breach of this Agreement by the Company which is not cured by the Company within 30 days after Executive delivers written notice of such breach to the Board, (iii) the Company terminates the Employment Period as a result of the permanent disability or incapacity of Executive pursuant to 4(a) (i) above, or (iv) the shareholders of the Company fail to elect (or remove) Executive as a member of the Board during the Employment Period or the Board fails to elect (or removes) Executive as Chairman of the Board during the Employment Period. The Company shall not be deemed to

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     have terminated the Employment Period without Cause if Executive resigns and such resignation does not constitute a resignation under sub-clause
     (ii) of the preceding sentence.

                  (f) "Cause" shall mean (i) a material breach of this Agreement by Executive, (ii) the conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude, (iii) conduct which, if known to the general public, would likely bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iv) substantial and repeated failure to perform duties as reasonably directed by the Board or (v) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries.

         3. Section 11(b) of the Employment Agreement shall be amended and restated to read as follows:

                  (b) Amount. The amount of the monthly supplemental retirement benefit payable to the Executive shall be equal to 1/12th of Executive's Base Salary of $500,000 in effect on January 1, 2002, multiplied by a percentage multiplier determined as follows based on the age of the Executive on the Retirement Date:

     ------------------------------------ -------------------------------------
     Age of Executive on Retirement Date:    Monthly Supplemental Retirement
                                          Benefit Amount Percentage Multiplier:
     ------------------------------------ -------------------------------------
                      67                                    35%
     ------------------------------------ -------------------------------------
                      66                                    30%
     ------------------------------------ -------------------------------------
                      65                                    25%
     ------------------------------------ -------------------------------------
                      64                                    20%
     ------------------------------------ -------------------------------------
                      63                                    15%
     ------------------------------------ -------------------------------------
                      62                                    10%
     ------------------------------------ -------------------------------------

         4. Section 11(c) of the Employment Agreement shall be amended and restated to read as follows:

                  (c) Commencement and Duration. Payment of the Executive's monthly supplemental retirement benefit shall commence as of the first day of the calendar month that begins coincident with or immediately after the date on which the Executive attains the age of 67. Monthly payments shall continue to be made to the Executive as of the first day of each subsequent month, with the last payment to be made for the month during which the Executive's death occurs.

         5. Section 11 of the Employment Agreement shall be amended to include the following sub-paragraph:

                  (d) Acceleration. Notwithstanding anything to the contrary in this paragraph 11, in the event that the Employment Period is terminated by the Company without Cause or because of the Executive's permanent disability or incapacity or by the Executive's resignation after a Change in Control, Executive shall be entitled to the Maximum Monthly Retirement Payment (as if he were 67 or older on such Retirement Date) provided for in paragraph 11(b) above commencing with the month that begins immediately after the month in which Executive's right to payments pursuant to paragraph 4(b) hereof terminates.

         6. Except as otherwise amended in this Amendment, Sections 3, 4, and 11 and all other sections of the Employment Agreement shall remain in full force and effect as set forth in the Employment Agreement.

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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

                                 BWAY CORPORATION:

                                 By:      /s/ Alexander P. Dyer
                                     ------------------------------------------
                                          Alexander P. Dyer
                                          Chairman of Compensation Committee

                                 Date:    12/11/01
                                       ----------------------------------------

                                 Jean-Pierre M. Ergas:

                                          /s/ Jean-Pierre M. Ergas
                                  ---------------------------------------------

                                 Date:    12/11/01
                                       ----------------------------------------





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